MANUFACTURING AND SUPPLY AGREEMENT

BETWEEN

FLEET LABORATORIES

AND

COLUMBIA LABORATORIES (BERMUDA), LTD.

THIS MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is made as of December 8, 2009, by and between Fleet Laboratories, a United Kingdom company ("Fleet"), having a place of business at 94 Rickmansworth Road, Watford Herts, WD18 7JJ, United Kingdom and Columbia Laboratories (Bermuda), Ltd. (“Columbia”), a Bermuda company, at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

RECITALS

A.        Columbia is engaged in, among other things, the development, distribution and sale of drug products including among others CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), and PROCHIEVE® 4% (progesterone gel).

B.        Fleet is engaged in the manufacture and supply of pharmaceutical formulations and bulk drug products.

C.        Columbia and Fleet desire to establish a relationship pursuant to which Fleet will exclusively manufacture and supply, and Columbia will exclusively purchase its requirements of, bulk progesterone gel (a “Product” as hereafter defined).

In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Fleet and <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Columbia hereby agree as follows:

1                    DEFINITIONS

“Adverse Event” means any undesirable medical event that is experienced by a legally prescribed end-user of a finished pharmaceutical product containing a Product.

“Affiliate” means with respect to any Person, any Person who controls, is controlled by, or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as used with respect to any Party, shall mean the direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such Person, or such other direct or indirect interest or relationship as in fact constitutes actual control of a Person.

“Applicable Law”means all applicablelaws, orders and regulations of any governmental authority with jurisdiction over Fleet’s or Columbia’s activities in connection with this Agreement.

“Batch” means a specific quantity of material produced in a process or series of processes that is expected to be homogeneous within specified limits.

“cGMP” means current Good Manufacturing Practices promulgated under the United States Federal Food and Drug Cosmetic Act and Title 21 of the Code of Federal Regulations Part(s) 11, 210 and 211, or any analogous regulations promulgated by any FDA-equivalent governmental regulatory authority in countries other than the US.

“Competitive Price” means a price for a Product that is no more than ten percent (10%) greater than the price of the same Product available from a comparable alternate independent third party located in North America or Europe.

“Confidential Information” means, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”).  Notwithstanding the foregoing, Confidential Information of a party shall not include information that the Receiving Party can establish by written documentation or other competent evidence (a) to have been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party, (b) to have become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party, (c) to have been received by the Receiving Party at any time from a source, other than the Disclosing Party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the Receiving Party prior to disclosure of such information by the Disclosing Party to the Receiving Party, and/or (e) to have been independently developed by employees or agents of the Receiving Party without the use of such information disclosed by the Disclosing Party to the Receiving Party.

“Change of Control Event” means a party is merged or consolidated into or with another corporation or other legal person not currently an Affiliate with such party and, as a result thereof, less than a majority of the combined voting power of the voting securities of such party, after such merger or consolidation is held in the aggregate by the holders of the voting securities of such party, immediately prior to such merger or consolidation; or (b) a party sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person not currently an Affiliate with such party, or such party sells or otherwise transfers a majority of all of its voting securities to any other corporation or other legal person not currently an Affiliate with such party;

 “Damages” shall have the meaning set forth in Section 10.1(a).

“Debarred Entity” shall have the meaning set forth in Section 3.3(c).

“Debarred Individual” shall have the meaning set forth in Section 3.3(c).

“Defect” or “Defective” means any instance where a Product fails to conform to the applicable Product Specifications or fails to conform to the representations and warranties given by Fleet herein.

“Drug Master File” means the Drug Master File for manufacturing the Product filed with the FDA, or its equivalent in countries other than the US.

“FDA” means the United States Food and Drug Administration, and any successor agency thereto, or any FDA-equivalent governmental regulatory authority in countries other than the US, including without limitation the MHRA.

“Force Majeure” shall have the meaning set forth in Section 13.8.

“Improvements” means all improvements, modifications, inventions, and ideas conceived of, or reduced to practice relating to, the Product and/or the manufacture of the Product.

“Indemnitee” shall have the meaning set forth in Section 10.2.

“Indemnitor” shall have the meaning set forth in Section 10.2.

“Initial Term” shall have the meaning set forth in Section   12.1.

“Intellectual Property” means all of Columbia’s and its Affiliates’ Confidential Information or proprietary information relating to trade secrets, patent rights, technology, know-how, developments, improvements, techniques, data, methods, processes, instructions, formulae, recipes, drawings and specifications necessary to develop, manufacture and supply the Product and provided by Columbia to Fleet.

 “MHRA” means the United Kingdom Medicines and Healthcare products Regulatory Agency.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Fleet Know-How” means any and all present and future information, any materials, including, without limitation, formulations, processes, techniques, formulas, biological, chemical, assay control and manufacturing data, methods, software, equipment designs, know-how, and trade secrets, patentable or otherwise, tangible or intangible, that are owned or controlled by Fleet.

“Fleet Warranty” shall have the meaning defined in Section 3.3(c).

“Product” means a progesterone vaginal gel containing either 90 mg or 45 mg progesterone w/w and polycarbophil for human use, and supplied in approved bulk containers pursuant to the Product Specifications as they may be amended from time to time.

“Product Complaint” means any complaint from a Person that relates to a finished pharmaceutical product containing the Product.

“Product Disposition” means the documented control, status and/or usage for a Product.  Examples include, without limitation, release, rejection, quarantine, hold, release for packaging, returns, destruction.

“Product Quality Complaint” means any Product Complaint that may indicate a Product quality problem.

“Product Specifications” means specifications for the Product set forth in a  Regulatory Approval.  The Specifications shall include, without limitation: (i) raw material specifications (including approved suppliers, chemical, microbiological, and packaging specifications); (ii) sampling requirements (e.g., lab, chemical, and micro); (iii) finished Product specifications release criteria including Fleet’s Acceptable Quality Limits (“AQL’s); (iv) stability specifications; and (v) test methods.  Product Specifications shall be established and/or amended from time to time upon the written agreement of both Fleet and Columbia via a Change Request (“PCR”) in accordance with Standard Operating Procedures.

“Production Schedule” shall have the meaning set forth in Section 3.1(a).

 “Quality Assurance” or “QA” means the group or department of either party that performs  quality review functions.  QA reviews and approves quality-related documents and procedures.

“Quality Control” or “QC” means the group or department of either party that performs testing to ensure compliance to material specifications.  QC could also perform related responsibilities including, without limitation, stability program maintenance, sampling, and microbiology testing.

 “Raw Materials” means all chemical raw materials for a Product, including the active pharmaceutical ingredient and excipients.

“Recall Costs” shall have the meaning defined in Section 9.2.

“Recall” shall have the meaning defined in Section 9.2.

“Regulatory Approval(s)” means any and all consents or other authorizations or approvals required to be obtained from a governmental authority to market and sell a finished pharmaceutical product containing a Product, but excluding any form of pricing or reimbursement approval.

“Renewal Term” shall have the meaning set forth in Section 12.1.

“Shelf Life and Expiration Date” means the period of acceptable use of a finished pharmaceutical product containing the Product (when stored in accordance with the approved labeled storage conditions).  The shelf life shall be established using stability data generated in accordance with Columbia’s approved stability protocol and be reflected in the Regulatory Approvals.

“SOPs” means Fleet’s and Columbia’s standard operating procedures applicable to the manufacture and testing of the Product.

“Term” shall have the meaning set forth in Section 12.1.

 “Validation Report” means an FDA-mandated report establishing documented evidence which provides a high degree of assurance that a specific process will consistently produce a product meeting its predetermined specifications and quality attributes.  The conditions encompass upper and lower processing limits and circumstances including those with standard operating procedures which pose the greatest chance of process or product failure when compared to ideal conditions.  The Validation Report will be signed by Fleet and Columbia.

2                    MANUFACTURE AND SUPPLY

2.1              Agreement to Manufacture and Supply.

(a)                Upon and subject to the terms and conditions of this Agreement, Fleet agrees to manufacture Product exclusively for Columbia and supply Columbia such requirements of the Product for marketing, sale, distribution and use, as Columbia may order from time to time, and Columbia agrees to purchase requirements of the Product exclusively from Fleet, provided Fleet supplies Product at a Competitive Price.  Columbia agrees and covenants not to transfer any Fleet Know-How or Confidential Information to any alternate supplier and hereby acknowledges that any such transfer of Fleet Know-How or Confidential Information will competitively harm Fleet.

(b)               Columbia hereby grants to Fleet a non-exclusive, royalty-free license to use and practice the Intellectual Property solely and exclusively in connection with the manufacture and supply of Product to Columbia, as Columbia may order from time to time, in accordance with the provisions of this Agreement. Fleet acknowledges that it has no ownership or other rights in Columbia’s Intellectual Property and/or the Product.  Fleet hereby grants to Columbia all right, title and interest to all Improvements conceived of, or reduced to practice by, Fleet, its Affiliates or third parties under contract with Fleet and, in connection therewith, shall (i) promptly disclose the same to Columbia, and (ii) take all acts, at Columbia’s sole cost and expense, as may be reasonably requested by Columbia to transfer or instill ownership of the same in Columbia; provided however, the rights of the parties with respect to any Improvements and the terms and conditions under which such Improvements shall be developed, including without limitation rights to financial compensation for any work performed by Fleet outside the scope of this Agreement shall be subject to the reasonable agreement of Columbia and Fleet. In addition, to the extent any Improvements have application to both the Product and to other products or processes owned, developed or utilized by Fleet, such Improvements shall be the property of Fleet and Fleet shall grant to Columbia a perpetual, exclusive, royalty-free license to use such Improvements in connection with the Product and any Improvements thereto.

(c)                Fleet shall use its commercially reasonable efforts to, at its sole cost and expense, obtain all necessary authorizations under Applicable Law to manufacture the Product at the site at which the manufacture of Product shall occur and provide Columbia with a copy of any authorizations or applications filed therefor.  During the term of this Agreement, Fleet shall not, without the prior written consent of Columbia which shall not be unreasonably withheld or delayed, assign or transfer any authorizations obtained in connection with the manufacture of the Product or applications filed therefor. Fleet shall provide Columbia with reasonable advance notice of all meetings or calls with any governmental authorities relating to the manufacture of the Product.  Columbia may attend such meetings or calls, at its own cost and expense.

2.2              Regulatory Requirements.

(a)                Annual Reports and Post-Approval Supplements.

(i)                 Columbia or its designee shall be, at its sole cost and expense, responsible for the filing and maintenance of any Regulatory Approvals and/or to supplement such Regulatory Approvals; provided, however, that Fleet shall, at Fleet’s sole cost and expense, take all steps necessary to obtain any authorizations under Applicable Law necessary to manufacture the Product at the site at which the manufacture of Product shall occur.  Columbia or its designee shall be responsible for completing such submissions of Regulatory Approvals and for payment of associated fees and Columbia shall be responsible for its pro rata share of any fee assessed on Fleet’s facility by the FDA or other governmental authority with respect to any Regulatory Approval, including, without limitation, prescription drug-user fees.

(ii)               Subject to Columbia’s confidentiality obligations set forth in Section 11, Fleet shall (A) communicate and deliver to Columbia, for Columbia’s sole use, all information presently in possession of Fleet, or that may hereafter come into the possession of Fleet, that is reasonably necessary for the registration and maintenance of Regulatory Approvals; (B) provide reasonable technical assistance, as may be reasonably requested by Columbia from time to time, including without limitation relating to test methods, specifications, and impurity/degradation product identification, and (C) execute and/or deliver such documents, reports and certificates and take such other action, as Columbia may reasonably request, to assist Columbia to procure the amendment to any Regulatory Approvals.  If additional development or validation work is required or requested by Columbia subsequent to receiving any Regulatory Approval, the terms under which such additional development or validation work shall be performed will be mutually agreed upon by both Fleet and Columbia.

2.3              Quality Requirements and Manufacturing Practices.

(a)                Validation. Fleet is responsible for providing Columbia with a validation package that is in accordance with the requirements of Applicable Law, including, without limitation, those relating to cGMP, and including, without limitation (1) the validation protocol for process, method, and cleaning validation, (2) full document packages, (3) all validation data and (4) a Validation Report.  Columbia must approve the validation protocol and Validation Report, which approval shall not be unreasonably withheld. Fleet and Columbia will agree in writing on the activities and associated costs.

(b)               Product Specifications. Fleet shall manufacture and warehouse the Product in conformity with the Product Specifications and in accordance with the requirements of Applicable Law, including, without limitation, those relating to cGMP.

(c)                Raw Materials. Fleet shall order those Raw Materials  that Columbia does not supply from vendors as required to support Fleet’s obligations under this Agreement.  Fleet shall maintain sufficient stocks of Raw Materials to meet its manufacturing and supply obligations to, and as scheduled by, Columbia; provided, however, that Fleet shall have a retest date in accordance with its SOPs (which Fleet shall provide to Columbia upon request) for Raw Materials. Raw Materials shall not be used beyond their expiration date as provided by the Raw Material supplier without the written consent of Columbia.

(i)                 Testing and retesting costs of Raw Materials shall be included in the sales price.  Fleet shall be responsible for all Raw Material costs, freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Raw Materials hereunder which Fleet supplies.  Fleet shall not use any Raw Materials purchased directly by Columbia except for the manufacture of Product hereunder.  Columbia will be responsible for all retesting costs associated with the Raw Materials  supplied by Columbia.

(ii)               Fleet shall notify Columbia of any Raw Materials that do not meet Raw Material specifications, and shall provide Columbia full details within 24 hours of completion of the investigation, but not more than twenty (20) business days from identification of the out of specification result.

(d)               In-Process Testing. Fleet is responsible for ensuring, and shall ensure, that all required in-process testing of Product is carried out and documented, and is in accordance with the requirements of Applicable Law, including, without limitation, those relating to cGMP.

(e)                Product Testing. Columbia is responsible for ensuring finished Product testing is performed on all Batches. All such testing shall be in accordance with Product Specifications and in accordance with the requirements of Applicable Law, including, without limitation, those relating to cGMP.

(f)                Stability Testing. Columbia is responsible for ensuring performance of stability testing of finished pharmaceutical products containing a Product.

(g)               Retained Samples. Fleet will be responsible for, and retain and store both Raw Material and final Product samples in accordance with SOPs and in accordance with Applicable Law, including, without limitation, those relating to cGMP.  Columbia may require that a duplicate set of Product samples be supplied to Columbia for retention and storage.  Such duplicate set of Product samples shall be supplied promptly.

(h)               Product Disposition. The Columbia Qualified Person (“QP”)  is responsible for, and shall conduct, the final disposition of all Product lots for commercial use according to Columbia’s procedures.  For each Product lot, Fleet is responsible for providing, and shall provide, Columbia QA with 1) a full production documentation package and 2) a copy of any deviations and investigations.

(i)                 Change Control. Fleet will not undertake any changes to the manufacturing process, including, without limitation, equipment, critical facilities utilities, methods, and cleaning procedures (together, “Product Changes”), without Columbia’s prior written authorization.  Columbia will not unreasonably withhold its consent to any requested Product Changes, provided, that such Product Changes would not affect Columbia’s Regulatory Approvals under current regulatory guidelines nor adversely affect Fleet’s ability to timely deliver Product in connection with this Agreement.  Columbia will notify Fleet, in writing and in advance, of any Product Changes to ensure that Fleet is capable of making the change.  Fleet shall comply with any reasonable request by Columbia for changes in the Product Specifications, manufacturing process and materials, and any change in analytical testing methods requested by Columbia, the FDA or any other applicable regulatory agency.  Any Product Changes (and work to be performed subsequent to such Product Change that is outside the scope of this Agreement) shall be governed by and subject to the reasonable agreement of Columbia and Fleet.

(j)                 Rework. Rework of Product is not permitted without the prior written consent of Columbia.

(k)               Reprocessing.   Reprocessing of Product or of work-in-progress is not permitted without the prior written consent of Columbia.

(l)                 Obsolete Inventory.   Any Columbia specific inventory including, but not limited to, raw materials and work-in-process rendered obsolete as a result of formula, artwork, packaging changes or Product Changes requested by Columbia or by changes required by a Regulatory  Approval shall be reimbursed to Fleet by Columbia at Fleet’s standard cost.  Any Columbia specific inventory including, but not limited to, raw materials and work-in-process rendered obsolete as a result of an act, or failure to act, of Fleet or Product Changes requested by Fleet shall be at the sole expense of Fleet. Fleet shall be responsible for the disposition of the obsolete inventory, and the party responsible for the obsolescence (either Columbia or Fleet, as the case may be) shall bear one hundred percent (100%) of all destruction costs related to said obsolete inventory.  The destruction or disposition shall be in accordance with Applicable Law.  Fleet shall provide Columbia with all manifests and other applicable evidence of proper destruction of materials purchased by or on the account of Columbia or required by Applicable Law.

(m)             Nonconforming Batches.  Fleet will pay for all disposal costs related to nonconforming Batches.

3                    PRODUCTION SCHEDULES AND ORDERS

3.1              Production Schedules.

(a)                Production Schedule.  Each month during the Term Columbia shall prepare and provide Fleet with a written Production Schedule of its requirements for Product (each, a “Production Schedule”). The amounts set forth for the first three full months in each Production Schedule shall constitute a firm purchase order and shall be binding upon Columbia(each a “Purchase Order”).  The amounts set forth in the following months shall constitute Columbia’s non-binding, good faith estimate of the Product requirements of Columbia for such periods.

(b)               Supply Obligation.  Fleet shall manufacture, supply and deliver to Columbia all quantities of Product as Columbia orders pursuant to Section 3.1(d) below.

(c)                Columbia agrees to purchase from Fleet all Product manufactured for Columbia by Fleet in accordance with Columbia’s Purchase Orders so long as such Products meet the Specifications or exceptions approved by Columbia.

(d)               Orders.  Each Purchase Order shall specify in writing the description of the Product ordered, the quantity ordered, the price therefor, delivery in accordance with Section 3.3 below, and the required delivery date.  In the event of a conflict between the terms and conditions of any Purchase Order and this Agreement, the terms and conditions of this Agreement shall prevail.

3.2              Reports by Fleet. Fleet shall provide to Columbia a monthly report setting forth the inventory of Columbia purchased Raw Materials in its possession and used in its production of Product during such period. Such reports shall be received by Columbia not later than the fifth (5th) business day after the close of every calendar month.

3.3              Delivery and Acceptance.

(a)                Delivery.  All Product supplied under this Agreement shall be delivered EXW Fleet’s Watford, UK facility.   Title and risk of loss shall pass to Columbia upon receipt of the Product at Fleet’s facility by the carrier designated by Columbia.  The weights, tariffs and tests affixed by Fleet’s invoice shall govern unless established to be incorrect.  Claims relating to quantity, weight and loss or damage to any Product sold under this Agreement shall be waived by Columbia unless made within ninety (90) days of receipt of Product by Columbia.

(b)               Rejection and Cure.   If a shipment of Product or any portion thereof contains a Defect, Columbia shall have the right to reject such Defective shipment of Product or the portion thereof, upon written notice to Fleet of its rejection hereunder, to be given within thirty (30) days after Columbia’s discovery of such Defect, specifying the grounds for such rejection.  After receipt of such notice from Columbia, Fleet shall be permitted to analyze any Product rejected by Columbia regarding such Defect, at Fleet’s sole cost and expense, and to present its findings with respect to such Product to Columbia.  If the parties cannot agree on whether the Product in question contains a Defect, an independent FDA and/or MHRA qualified laboratory, reasonably acceptable to both parties and at a cost equally shared by both parties, shall analyze both Columbia’s and Fleet’s samples of Product in question, and the definitive results of such laboratory shall be binding.  If the shipment of Product in question is determined to contain a Defect, such Product shall be held for Product Disposition, or shall be returned to Fleet, in each case at Fleet’s expense, as directed by Columbia.  Fleet shall replace each Defective shipment of Product, or the portion thereof, with conforming Product within thirty (30) days of the later of receipt of notice of rejection or expedited receipt of out of stock raw materials, if any.

 Fleet shall bear one hundred percent (100%) of all costs including cost of destruction of all rejected Product resulting from the fault or negligence of Fleet. Columbia shall bear one hundred percent (100%) of all costs including cost of destruction of all rejected Product resulting from the fault or negligence of Columbia.   Fleet shall destroy rejected Product in accordance with all Applicable Laws, and shall indemnify Columbia for any liability, costs or expenses, including attorney’s fees and court costs, relating to a failure to dispose of such Product in accordance with Applicable Law, and shall provide all manifests and other applicable evidence of proper destruction as may be required by Applicable Law.

(c)                Fleet Warranty.  Fleet warrants that (i) Product manufactured hereunder shall conform to the Product Specifications; (ii) Product is manufactured in compliance with Applicable Law, including, without limitation, cGMPs; and (iii) Fleet does not (A) employ an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) (“Debarred Individual”) to provide services in any capacity to a Person that has an approved or pending drug product application, or an employer, employee or partner of such a Debarred Individual or, (B) utilize a corporation, partnership or association that has been debarred by FDA pursuant to 21 U.S.C. § 335a(a) or 21 U.S.C. § 335a(b) (“Debarred Entity”) from submitting or assisting in the submission of a drug application, or an employee, partner, shareholder, member, subsidiary, or Affiliate of a Debarred Entity, and (C) to the knowledge of Fleet, no circumstances exist that may affect the accuracy of the foregoing representations contained in clauses (iii)(A) and (B) of this Section 3.3(c), including, without limitation, any FDA investigations of, or debarment proceedings against, Fleet or any person or entity performing services or rendering assistance which is in any way related to activities taken pursuant to this Agreement, and shall immediately notify Columbia in writing if Fleet, at any time during the Term, becomes aware of any such circumstances.  The foregoing shall comprise the “Fleet Warranty”.

4                    AUDIT AND INSPECTION

4.1              Audits.  Columbia QA may conduct inspections and audits of Fleet’s manufacturing facility, quality control laboratories, and other quality systems relating to the manufacture and storage of the Product according to Columbia’s reasonable procedures upon reasonable prior written notice, during normal business hours, at its sole cost and expense; provided, however, that Columbia may conduct a “For Cause” audit, during normal business hours, at Columbia’s sole cost and expense, upon three (3) business days prior written notice to Fleet.  Columbia shall have the right, in connection with any such audit, to inspect and obtain copies of any records or other documents and materials associated with or related to the manufacture of the Product. Fleet shall promptly notify Columbia of any proposed inspections by any governmental authority of the facilities at which Product is manufactured in sufficient time for Columbia to attend such inspection.

Columbia agrees to provide Fleet with copies of any part of a Regulatory Approval applicable to the Product manufactured and/or tested by Fleet, and copies of any changes in or updates of same as they, from time to time, hereafter occur.

4.2              Person in the Plant; Manufacturing Operations. Columbia may, at its option and sole cost and expense, upon reasonable prior written notice, have up to three (3) people on site during normal business hours, to observe the manufacturing and storage activities of Fleet.  These individuals may observe such activities and provide technical or quality advice.  Columbia QA will be consulted concerning any quality-related incidents that occur during manufacture.  Fleet is responsible for documenting any event (i.e. deviation) from Fleet SOPs that may occur during manufacture of the Product.  Columbia QA retains the final authority regarding any action taken during manufacture of the Product that may affect the Product quality.  Fleet QA is responsible for ensuring and shall ensure that the Product is manufactured in accordance with Regulatory Approvals and in accordance with Applicable Law, including without limitation, those relating to cGMP.  Columbia acknowledges and agrees that its representatives visiting any Fleet facility may, at Fleet’s discretion, be subject to reasonable and necessary confidentiality procedures to secure other Fleet clients’ information.

5                    PRICE AND PAYMENT TERMS

5.1       Price.  During the Term, the purchase price for each Batch purchased by Columbia from Fleet shall be the price stated on Exhibit A attached hereto. This price may be adjusted annually on the anniversary date of the execution of this Agreement to take into account any documented decrease or increase in the cost of Raw Materials or any other decrease or increase in the cost of manufacturing the Product.  If Columbia finds an alternate supplier that reduces the raw material cost and Fleet secures such alternate supplier, or Columbia identifies any other decrease in the cost of manufacturing, the price per Batch shall be reduced by 50% of the amount of the reduction in cost identified.  If Fleet finds an alternate supplier that reduces the raw material cost, or identifies any other decrease in the cost of manufacturing, the price per Batch shall be adjusted to reflect one-half the reduction, provided that the cost of qualifying and obtaining any Regulatory Approval is borne 50:50 by both parties. Upon reasonable prior written notice from Columbia, Fleet shall provide Columbia with all books and records necessary to verify changes to the Product manufacturing costs.

5.2              Invoicing.  Upon delivery of Product to Columbia, Fleet shall submit invoices therefor to Columbia.  Columbia shall pay each invoice in full within thirty (30) days after the date of receipt by Columbia of such invoice, which shall be issued no earlier than the date on which the Product is delivered to the carrier by Fleet.  All payments shall be made in pounds sterling.

6                    FACILITY QUALIFICATION

6.1              Fleet shall, promptly, take all actions to qualify (and thereafter to maintain qualification of) the facility or facilities at which Fleet manufactures the Product hereunder, as required under Applicable Law, including, without limitation, cGMPs.  For the avoidance of doubt, such qualification shall include, without limitation, (a) completion of validation by Fleet of the Product and all processes in connection with the manufacture thereof and (b) such other consents or Regulatory Approvals necessary for the manufacture and sale of the Product

7                    REPRESENTATIONS AND WARRANTIES

7.1              Each party hereby represents and warrants to the other party as follows:

(a)                Corporate Existence.  Such party is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b)               Authorization and Enforcement of Obligations.  Such party (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation, enforceable against such party in accordance with its terms.

(c)                Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with its performance of this Agreement have been obtained.

(d)               No Conflict.  The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law, and (ii) do not conflict with, or constitute a default under, any material contractual obligation of such party.

8                    INSURANCE

Fleet and Columbia shall maintain comprehensive general liability insurance, including product liability insurance against claims regarding the manufacture of Product under this Agreement, with insurers having an AM Best rating within the top 2 categories at the time (at the date of this Agreement known as “superior” or “excellent”) or reasonably comparable coverage, in such amounts as it customarily maintains for similar products and activities, but in no event less than $3,000,000 per individual claim and $3,000,000 in the aggregate.  Each party shall maintain such insurance during the Term and thereafter for so long as it customarily maintains insurance for itself for similar products and activities (but in no event less than two (2) years following termination or expiration).  Each party shall cause the other party to be named as an additional insured under such insurance and shall provide the other party proof of such insurance upon request.  Each party shall cause such insurance policies to provide that the other party shall be given at least thirty (30) days notice of any cancellation, termination or change in such insurance.  Either party may elect to substitute a self-insurance program on notice to the other party with information reasonably demonstrating the adequacy of such program.

9                    ADVERSE EVENTS; RECALL.

9.1              Product Complaints and Adverse Events. Columbia and Fleet shall each notify the other within twenty four (24) hours of any Product Complaints or any serious and unexpected Adverse Events reported to Columbia or Fleet resulting from the use of a finished pharmaceutical product containing a Product.  Both Columbia and Fleet agree to furnish each other with any information pertaining to the event in a timely manner.  Columbia QA will initiate an investigation of each Product Complaint according to Columbia procedures and promptly notify Fleet QA of any specific reasonable actions that need to be taken by Fleet.  Columbia shall have the sole right to respond to all Product Complaints and for reporting any unexpected Adverse Events to the relevant regulatory authorities resulting from use of a finished pharmaceutical product containing a Product in accordance with Applicable Law.  Fleet agrees to cooperate with Columbia in connection with any such response or report, at Columbia’s expense.

9.2              Recalls.  In the event either party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any finished pharmaceutical product containing a Product that was sold by Fleet or its Affiliates to Columbia or its Affiliates under this Agreement (a “Recall”), Fleet and Columbia shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any finished pharmaceutical product containing a Product shall be made by Columbia; provided, however, that Fleet shall not be prohibited hereunder from taking any action that it is required to take by Applicable Law.  Columbia and Fleet shall work together to agree on the details of any Recall decision; however Columbia is responsible for executing a Recall of Columbia distributed finished pharmaceutical product containing a Product.  Fleet QA is responsible for notifying Columbia QA of all quarantined Product in Fleet’s possession. If a Recall arises from the manufacture of the Product or Fleet’s breach of its representations, warranties  (including, without limitation, the Fleet Warranty), covenants or obligations hereunder, the cost of goods sold, distribution expenses and all other recall expenses (collectively, the “Recall Costs”) shall be borne by Fleet.  If a Recall arises from Columbia’s marketing, distribution, storage or handling of a finished pharmaceutical product containing a Product, Recall Costs shall be borne by Columbia.  Columbia and Fleet shall each maintain records of all sales of Product and finished pharmaceutical product containing a Product sufficient to adequately administer a Recall for the period required by Applicable Law.

10                INDEMNIFICATION; LIMITATIONS OF LIABILITY

10.1          Indemnification.

(a)                Fleet’s Indemnity Obligations.  Fleet shall defend, indemnify and hold harmless Columbia, its Affiliates and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all losses, liabilities, claims, actions, proceedings, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (“Damages”) relating to or arising from (i) any breach by Fleet or its Affiliates of its representations, warranties, covenants, agreements or obligations under this Agreement, including without limitation, the failure of Fleet to timely deliver all Product ordered or the failure of the Product to meet the Fleet Warranty and/or Product Specifications and (ii) any claims of infringement or misappropriation with respect to the manufacture of the Product, except to the extent such claim of infringement  relates to the use of the Intellectual Property.

(b)               Columbia’s Indemnity Obligations.  Columbia shall defend, indemnify and hold harmless Fleet and its Affiliates, and their respective successors and permitted assigns (and the respective officers, directors, stockholders, partners and employees of each) from and against any and all Damages arising out of (i) the handling, possession, use, marketing, distribution or sale of any Product and finished pharmaceutical product containing a Product by Columbia or any of its distributors or agents after Fleet’s delivery of the Product to Columbia; (ii) product liability claims, including, wrongful death, resulting from the use of the a finished pharmaceutical product containing a Product (except to the extent such claims arise out of the circumstances described in Section 10.1(a); (iii)  any breach by Columbia of its representations, warranties, covenants, agreements or obligations under this Agreement; and (iv) any claims of infringement or misappropriation relating to the Intellectual Property.

10.2          Indemnification Procedure.  A party (the “Indemnitee”) that intends to claim indemnification under this Section 10 shall notify the other party (the “Indemnitor”) promptly in writing of any action, claim or liability in respect of which the Indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee except to the extent the Indemnitor is prejudiced thereby.  The Indemnitor shall have the right, by notice to the Indemnitee, to assume the defense of any such action or claim within a reasonable period after the Indemnitor’s receipt of notice of any action or claim with counsel of the Indemnitor’s choice and at the sole cost of the Indemnitor.  If the Indemnitor so assumes such defense, the Indemnitee may participate therein through counsel of its choice, but at the sole cost of the Indemnitee.  The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out‑of‑pocket costs of such assistance shall be for the account of the Indemnitor.  No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the Indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the Indemnitee any liability or obligation which cannot be assumed and performed in full by the Indemnitor, and the Indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the Indemnitor or its insurer.

10.3          Limitations of Liability.  Notwithstanding any contrary provision herein no party shall be entitled to indemnification with respect to any claim or suit to the extent such claim or suit results from (i) its own negligence or willful misconduct, or (ii) breach of such party’s representations, warranties, covenants, agreements or obligations under this Agreement, or (iii) any action to which it has consented in writing. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF, KNEW OF OR SHOULD HAVE KNOWN ABOUT THE POSSIBILITY OF SUCH LOSS.

11                CONFIDENTIALITY AND PUBLIC DISCLOSURE

11.1          Confidentiality.  Except for literature and information intended for disclosure to customers, each party will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such Confidential Information.  Each party agrees to return to the other party upon the expiration or termination of this Agreement all Confidential Information acquired from such other party, except as to such information it may be required to retain under Applicable Law, and except for one copy of such information to be retained by such party’s legal counsel.  Neither party shall, during the period of this Agreement nor for five (5) years thereafter, without the other party’s express prior written consent use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder.  Each party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions at least as strict as those of this Agreement.  The obligations of confidentiality shall not apply to information that the Receiving Party is required by Applicable Law to disclose, provided however that the Receiving Party shall so notify the Disclosing Party of its intent and cooperate with the Disclosing Party on reasonable measures to protect the confidentiality of the information.

11.2          Required Disclosures. If either Columbia or Fleet is required by Applicable Law to disclose all or any part of any Confidential Information disclosed to it by the other party, it will (i) immediately notify the other party hereto of the existence, terms and circumstances surrounding such a request, (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request, and (iii) exercise its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

11.3          Public Announcements.   Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with Applicable Law, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either party’s performance hereunder will be made without the other party’s prior written approval.

12                TERM AND TERMINATION

12.1          Term.  Unless terminated earlier pursuant to Section 12.2 below, the initial term of this Agreement shall expire on the date which is five (5) years from the date of the execution of this agreement (“Initial Term”) and shall be automatically extended for additional periods of two (2) years (each a “Renewal Term”) and together with the Initial Term, the “Term”, unless either party gives to the other party, not less than six (6) months  prior to expiration of the Initial Term or any Renewal Term, written notice of its intention not to extend this Agreement; provided, however, that upon termination of this Agreement Fleet agrees to perform its obligations under this Agreement for the earlier of one year or Columbia’s engagement and qualification of an alternative manufacturer of the Product.

12.2          Termination.

(a)                Either party shall have the right to terminate this Agreement immediately, upon or after:

    (i)                 the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within sixty (60) days after receipt of written notice thereof from the non‑breaching party;

    (ii)               in the event that the other party is or becomes insolvent, files or has filed against it a petition in bankruptcy (provided that in the case of such petition being filed against it, such petition is not dismissed within thirty (30) days from the date of such petition), makes any assignment for the benefit of creditors, has appointed a receiver of its property or a substantial portion thereof, or takes advantage of any other law or procedure for the protection of creditors, including, proceedings under United States bankruptcy laws.

(b)               Columbia shall have the right to terminate this Agreement upon thirty (30) days notice to Fleet in the event:

    (i)   Fleet fails to maintain its authorizations under Applicable Law to manufacture the Product, including without limitation those from FDA and MHRA;

    (ii)   a Change of Control Event with respect to Fleet occurs, or

    (iii)        Fleet cannot supply product at a Competitive Price.

(c)                Fleet shall have the right to terminate this Agreement upon six (6) months notice to Columbia in the event that Columbia purchases less than £70,000 of Product over the immediately preceding 12 calendar months.

(d)               Expiration or termination of this Agreement shall be without prejudice to any rights of either party against the other that may have accrued prior to the date of such termination.

12.3          Effect of Expiration and Termination.

(a)                Upon the expiration or earlier termination of this Agreement, each party shall immediately deliver to the other (and cause each of its employees, agents or representatives to so deliver), at such party’s expense, all Confidential Information of the other party, including without limitation any and all copies, duplications, summaries and/or notes thereof or derived there from, regardless of the format.

(b)               Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.  The provisions of Sections 1 (Definitions), 7 (Representations and Warranties), 8 (Insurance), 9 (Adverse Events; Recalls), 10 (Indemnification; Limitation of Liability), 11.1 (Confidentiality and Public Disclosure), 12 (Term and Termination), and 13 (General Provisions) shall survive any expiration or termination of this Agreement.

(c)                If Columbia terminates this Agreement under Section 12.2 (b)(ii) or (iii), it shall reimburse Fleet for the cost of Fleet’s inventory of raw materials that are unique to the Products

13                GENERAL PROVISIONS

13.1          Notices.  All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopy (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five (5) days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

If to Fleet:
Fleet Laboratories Limited
94 Rickmansworth Road
Watford Herts
WD18 7JJ, UK
Tel: 01923 229251
Fax: 01923 220728
Attention: Managing Director

If to Columbia:
Columbia Laboratories (Bermuda), Ltd.
Canon’s Court
22 Victoria Street
P O Box HM 1179
Hamilton HM EX
Bermuda
TEL: 441 298 3529
FAX: 441 298 3467
Attention: President

With Copy to:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey 07039
Tel:      973-994-3999
Fax:     973-994-3001
Attention: General Counsel

13.2          Assignment.  Neither party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part (and any attempt to do so shall be void), provided that, each party may assign or transfer this Agreement to any Affiliate or to any successor by merger of such party, or upon a sale of all or substantially all of such party’s assets, provided that such assigning party shall remain liable for its obligations hereunder.  Notwithstanding the foregoing, Columbia shall not be required to consent, and it shall not be deemed unreasonable for Columbia to withhold consent, to any proposed or attempted assignment (including by merger or sale) by Fleet to a party which is not an Affiliate, if Columbia is not reasonably satisfied that the assignee possesses the management, finances, personnel, capabilities and facilities to perform fully the obligations of Fleet hereunder.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13.3          Independent Contractor.  The relationship between Fleet and Columbia is solely that of buyer and seller, it being understood that each party is acting as an independent contractor for its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the parties.  Neither party shall have authority to conclude contracts or otherwise to act for or bind the other party in any manner, whatsoever, as agent or otherwise.  Any and all contracts and agreements entered into by either party shall be for that party’s sole account and risk and shall not bind the other party in any respect.

13.4          Severability.  If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the parties shall attempt to renegotiate such provision in good faith.

13.5          Entire Agreement.  This Agreement and all Exhibits attached hereto contain the sole and entire agreement and understanding of the parties hereto and their respective Affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

13.6          Amendment; Waiver.  This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Fleet and Columbia, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith.  The failure of either party to enforce, at any time, or for any period of time, any provision hereof or the failure of either party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party’s right to enforce such provision or exercise such option.  No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

13.7          Governing Law, Dispute Resolution.

(a)                This Agreement shall be governed by, and construed in accordance with, the laws of England.  The parties agree to resolve any dispute solely and exclusively in the English courts.

13.8          Force Majeure.

(a)                The obligations of either party hereunder, other than payment obligations, shall be suspended during the time and to the extent that such party is prevented from performing under this Agreement due to any event or circumstances beyond the control and without the fault or negligence of such non-performing party (which circumstance is hereinafter referred to as “Force Majeure”).

(b)               As soon as possible after being affected by a Force Majeure circumstance, the party so affected shall furnish to the other party all particulars of the Force Majeure and the manner in which its performance is thereby prevented or delayed. The party whose obligations hereunder have been suspended shall promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that a party shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes.

(c)                In the event that a party prevented from performing due to a Force Majeure circumstance cannot remove or overcome such circumstance within ninety (90) days from the date first prevented from performing, the other party may, at the expiration of such period by notice to the non-performing party, terminate the Term of this Agreement and neither Fleet nor Columbia shall be liable to the other for damages for such termination.

13.9          Singular and Plural Forms.  The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

13.10      Headings.  The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

13.11      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

13.12      Technical Agreement.  Columbia and Fleet are parties to that certain Technical Agreement dated December 7, 2009, the terms of which outline the responsibilities of Columbia and Fleet with respect to assuring the quality of the Product.  Columbia and Fleet acknowledge and agree that in the event the terms of this Agreement and the Technical Agreement conflict or are inconsistent, the terms of this Agreement shall prevail over the terms of the Technical Agreement; provided however, that to the extent possible, the terms of both the Technical Agreement and this Agreement shall be read and considered to effect the intent of the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

FLEET LABORATORIES LIMITED                      COLUMBIA LABORATORIES (BERMUDA), LTD.

By:	/S/ Tom Homer	By:	/S/ Robert S. Mills

Name:	Tom Homer	Name:	Robert S Mills

Title:	Managing Director	Title:	President

Exhibit A Intentionally Omitted